Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158387
PROSPECTUS
ONCOR ELECTRIC DELIVERY COMPANY LLC
$375,595,000 6.375% Senior Secured Notes due 2012
$523,722,000 5.950% Senior Secured Notes due 2013
$500,000,000 6.375% Senior Secured Notes due 2015
$550,000,000 6.800% Senior Secured Notes due 2018
$800,000,000 7.000% Debentures due 2022
$500,000,000 7.000% Senior Secured Notes due 2032
$350,000,000 7.250% Senior Secured Notes due 2033
$300,000,000 7.500% Senior Secured Notes due 2038

     These securities accrue interest and mature as follows:
•	Senior Secured Notes due 2012 (the 2012 notes) accrue interest at a rate of 6.375% per annum, payable on May 1 and November 1 of each year, and mature on May 2, 2012;

•	Senior Secured Notes due 2013 (the 2013 notes) accrue interest at a rate of 5.950% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2013;

•	Senior Secured Notes due 2015 (the 2015 notes) accrue interest at a rate of 6.375% per annum, payable on January 15 and July 15 of each year, and mature on January 15, 2015;

•	Senior Secured Notes due 2018 (the 2018 notes) accrue interest at a rate of 6.800% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2018;

•	Debentures due 2022 (the debentures) accrue interest at a rate of 7.000% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2022;

•	Senior Secured Notes due 2032 (the 2032 notes) accrue interest at a rate of 7.000% per annum, payable on May 1 and November 1 of each year, and mature on May 1, 2032;

•	Senior Secured Notes due 2033 (the 2033 notes) accrue interest at a rate of 7.250% per annum, payable on January 15 and July 15 of each year, and mature on January 15, 2033; and

•	Senior Secured Notes due 2038 (the 2038 notes) accrue interest at a rate of 7.500% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2038.
     The 2012 notes and the 2032 notes were issued in exchange for $375,595,000 6.375% Senior Secured Notes due 2012 and the $500,000,000 7.000% Senior Secured Notes due 2032 originally issued on May 6, 2002. The debentures were issued in exchange for the $800,000,000 7.000% Debentures due 2022, originally issued on August 30, 2002. The 2015 notes and the 2033 notes were issued in exchange for the $500,000,000 6.375% Senior Secured Notes due 2015, originally issued on December 20, 2002. $349,690,000 principal amount of the 2033 notes were issued in exchange for an equal principal amount of 7.250% Senior Secured Notes due 2033, originally issued on December 20, 2002 and $310,000 principal amount of the 2033 notes were not exchanged. $523,722,000 principal amount of the 2013 notes were issued in exchange for an equal principal amount of 5.950% Senior Secured Notes due 2013, originally issued on September 8, 2008. $549,885,000 principal amount of the 2018 notes were issued in exchange for an equal principal amount of 6.800% Senior Secured Notes due 2018, originally issued on September 8, 2008, and $115,000 principal amount of the 2018 notes were not exchanged. $299,375,000 principal amount of the 2038 notes were issued in exchange for the 7.500% Senior Secured Notes due 2038, originally issued on September 8, 2008, and $625,000 principal amount of the 2038 notes were not exchanged.
     We collectively refer to the 2012 notes, the 2013 notes, the 2015 notes, the 2018 notes, the debentures, the 2032 notes, the 2033 notes and the 2038 notes in this prospectus as the “securities,” unless the context otherwise requires.
     We may redeem any of the securities at any time prior to their maturity at the respective “make-whole” redemption prices discussed in this prospectus under “Description of the Securities — May 2002 Indenture — Optional Redemption” and “Description of the Securities — August 2002 Indenture — Optional Redemption,” plus accrued and unpaid interest to the redemption date.
     The securities have the benefit of a lien on certain of our transmission and distribution assets, mortgaged under a Deed of Trust (as amended, the Deed of Trust), dated as of May 15, 2008, from us to The Bank of New York Mellon (formerly The Bank of New York), as collateral agent. The securities are our senior secured obligations and rank pari passu with our other senior indebtedness that is secured by the lien of the Deed of Trust. The securities are senior in right of payment to all subordinated indebtedness. The securities are not listed on any securities exchange.
     For a more detailed description of the securities, see “Description of the Securities” beginning on page 12.
     See “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider before investing in the securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus has been prepared for and may be used by Goldman, Sachs & Co. (the Market Maker) and affiliates of the Market Maker in connection with offers and sales of the securities related to market-making transactions in the securities in the secondary market effected from time to time. The Market Maker and the affiliates of the Market Maker may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Sales of securities pursuant to this prospectus will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.
The date of this prospectus is March 17, 2011.

     You should rely only on the information included or incorporated by reference in this prospectus. We have not, and the Market Maker and its affiliates have not, authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of their respective dates. Our business profile, financial condition, results of operations or prospects may have changed since such dates. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties’ risk allocation in the particular transaction, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes or may no longer continue to be true as of any given date. No offer of these securities is being made in any jurisdiction where such offer is prohibited.

Notice of Corporate Separateness
     Pursuant to commitments made to the Public Utility Commission of Texas, we and our majority equity investor, Energy Future Holdings Corp., have implemented certain structural and operational “ring-fencing” measures that are intended to further separate us from Energy Future Holdings Corp. and certain of its other subsidiaries. See “Prospectus Summary” and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for more information regarding these “ring-fencing” measures. By your receipt of this prospectus, you acknowledge the notice of corporate separateness given hereby.

PROSPECTUS SUMMARY
     This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities. You should carefully read the entire prospectus and the information that is incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (2010 Form 10-K), including information in the sections entitled “Risk Factors” and the financial statements and the related notes. See the sections entitled “Available Information” and “Incorporation by Reference.” Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “Oncor,” “we,” “our” and “us” refer to Oncor Electric Delivery Company LLC and its consolidated subsidiary. References to “EFH Corp.” refer to Energy Future Holdings Corp., and/or its subsidiaries, depending on context. References to the “Market Maker” refer to Goldman, Sachs & Co.
Our Business
     We are a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through its distribution systems, as well as providing transmission grid connections to merchant generation plants and interconnections to other transmission grids in Texas. We are neither a seller of electricity nor a purchaser of electricity for resale. We provide transmission services to other electricity distribution companies, cooperatives and municipalities. We provide distribution services to retail electric providers (REPs) that sell power to retail customers in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of seven million, about one-third of the population of Texas, and comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen.
     We operate the largest transmission and distribution system in Texas, delivering electricity to approximately three million homes and businesses and operating more than 118,000 miles of transmission and distribution lines. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At December 31, 2010, we had approximately 3,800 full-time employees, including approximately 640 in a collective bargaining unit.
     Our transmission customers consist of municipalities, electric cooperatives and other distribution companies. Our distribution customers consist of more than 75 REPs in our certificated service area, including our affiliate, Texas Competitive Electric Holdings Company LLC (formerly TXU Energy Company LLC), an indirect subsidiary of EFH Corp. (TCEH). Distribution revenues from TCEH represented 36% of our total revenues for 2010, and revenues from subsidiaries of Reliant Energy, Inc., each of which is a non-affiliated REP, represented 12% of our total revenues for 2010. No other customer represented more than 10% of our total operating revenues. The consumers of the electricity delivered by us are free to choose their electricity supplier from REPs who compete for their business.
     We are a direct subsidiary of Oncor Electric Delivery Holdings Company LLC (Oncor Holdings), which is an indirect, wholly-owned subsidiary of EFH Corp. (formerly TXU Corp.). As of March 7, 2011, Oncor Holdings owned 80.03% of our outstanding equity interests, Texas Transmission Investment LLC (Texas Transmission) owned 19.75% of our equity interests, and certain members of our management and board of directors indirectly beneficially owned 0.22% of our equity interests through Oncor Management Investment LLC.
     On October 10, 2007, we were converted from a Texas corporation to a Delaware limited liability company in connection with the merger of Texas Energy Future Merger Sub Corp (Merger Sub) with and into EFH Corp. (the Merger). As a result of the Merger, investment funds associated with or designated by Kohlberg Kravis Roberts & Co. (KKR), TPG Capital, L.P. (TPG) and Goldman, Sachs & Co. (Goldman Sachs and, together with KKR and TPG, the Sponsor Group), and certain other co-investors (collectively with the Sponsor Group, the Investors), own EFH Corp. through Texas Energy Future Holdings Limited Partnership (Texas Holdings), with the Sponsor Group controlling Texas Holdings’ general partner, Texas Energy Future Capital Holdings LLC (the General Partner).
     Various “ring-fencing” measures have been taken to enhance our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to Texas Holdings and its direct and subsidiaries (Texas Holdings Group) and to reduce the risk that the assets and liabilities of Oncor or Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008 (discussed below); maintenance of separate books and records for Oncor Holdings and its direct and indirect subsidiaries (Oncor Ring-Fenced Entities); our board of directors being comprised of a majority of independent directors, and prohibitions on the Oncor Ring-Fenced Entities’ providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings

Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or other obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and its cash flows managed, independently from the Texas Holdings Group.

     We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, formerly known as TXU Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001. Our principal executive offices are located at 1601 Bryan Street, Dallas, TX 75201. The telephone number of our principal executive offices is (214) 486-2000. Our Internet address is http://www.oncor.com. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.

The Securities
     The summary below describes the principal terms of the securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Securities” section of this prospectus contains more detailed descriptions of the terms and conditions of the securities.

Securities Offered	$3,899,317,000 aggregate principal amount of securities consisting of:
• $375,595,000 principal amount of 2012 notes;
• $523,722,000 principal amount of 2013 notes;
• $500,000,000 principal amount of 2015 notes;
• $550,000,000 principal amount of 2018 notes;
• $800,000,000 principal amount of debentures;
• $500,000,000 principal amount of 2032 notes;
• $350,000,000 principal amount of 2033 notes; and
• $300,000,000 principal amount of 2038 notes.

Maturity Dates	The securities will mature on the following dates:
• May 1, 2012, for the 2012 notes;
• September 1, 2013, for the 2013 notes;
• January 15, 2015, for the 2015 notes;
• September 1, 2018, for the 2018 notes;
• September 1, 2022, for the debentures;
• May 1, 2032, for the 2032 notes;
• January 15, 2033, for the 2033 notes; and
• September 1, 2038, for the 2038 notes.

Indentures	The 2012 notes, 2015 notes, 2032 notes and 2033 notes are issued under the Indenture and Deed of Trust dated as of May 1, 2002, as amended and supplemented (May 2002 Indenture), between us and The Bank of New York Mellon (formerly the Bank of New York), as trustee (Trustee).

The 2013 notes, 2018 notes, 2038 notes and the debentures are issued under the Indenture dated as of August 1, 2002, as amended and supplemented (August 2002 Indenture), between us and the Trustee.

We refer to each of the May 2002 Indenture and the August 2002 Indenture in this prospectus as an “Indenture,” and together as the “Indentures.”

Interest Rate	The securities accrue interest at the following rates:
• 6.375%, for the 2012 notes;
• 5.950%, for the 2013 notes;
• 6.375%, for the 2015 notes;
• 6.800%, for the 2018 notes;
• 7.000%, for the debentures;
• 7.000%, for the 2032 notes;
• 7.250%, for the 2033 notes; and
• 7.500%, for the 2038 notes.

Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period.

Interest Payment Dates	We pay interest in US dollars on the securities semi-annually for:
• the 2012 notes on May 1 and November 1 of each year;
• the 2013 notes on March 1 and September 1 of each year;

• the 2015 notes on January 15 and July 15 of each year;
• the 2018 notes on March 1 and September 1 of each year;
• the debentures on March 1 and September 1 of each year;
• the 2032 notes on May 1 and November 1 of each year;
• the 2033 notes on January 15 and July 15 of each year; and
• the 2038 notes on March 1 and September 1 of each year.

Ranking	The securities are senior secured obligations of Oncor and will rank pari passu with our other secured indebtedness. The securities are senior in right of payment to all subordinated indebtedness. At December 31, 2010, we had approximately $4.825 billion aggregate principal amount of senior secured debt outstanding and $383 million of short term debt outstanding under our revolving credit facility, all of which is secured by the Collateral (as defined below). Our secured indebtedness does not include $667 million, as of December 31, 2010, of transition bonds issued by our bankruptcy remote financing subsidiary, which transition bonds are not secured by the Collateral.

Collateral	Our obligations under the securities are secured by a lien on certain of our transmission and distribution assets, mortgaged under our Deed of Trust (as amended, Deed of Trust), dated as of May 15, 2008, from us to The Bank of New York Mellon (formerly The Bank of New York), as collateral agent, as described in the Deed of Trust (Collateral). See “Description of the Securities — Deed of Trust.”

Optional Redemption	We may at our option redeem all or part of the securities at the respective “make-whole” redemption prices discussed in this prospectus under “Description of the Securities — May 2002 Indenture — Optional Redemption” and “Description of the Securities — August 2002 Indenture — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Limitation of Secured Debt	If any of the securities are outstanding under the Indentures, we will not issue, incur or assume any debt secured by a lien upon any of our property (other than Excepted Property, as defined in the Indentures), except for certain permitted secured debt, unless the securities are also secured by that lien, without the consent of the holders of a majority in principal amount of all outstanding securities issued under the Indentures, including the securities. See “Description of the Securities — May 2002 Indenture — Limitation on Secured Debt” and “Description of the Securities — August 2002 Indenture — Limitation on Secured Debt.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus prior to investing in the securities. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

Trading Market	We have not listed and do not intend to list any of the securities on any securities exchange. Certain financial institutions have informed us that they intend to make a market in the securities. However, these financial institutions may cease their market-making efforts at any time. If no active trading market exists, you may not be able to resell the securities at their fair market value or at all.

Summary Consolidated Financial Data of Oncor and Subsidiary
     The following table sets forth our summary historical consolidated financial data as of and for the periods indicated. The summary financial data as of December 31, 2010 and 2009 and for each of the three fiscal years ended December 31, 2010, 2009 and 2008, have been derived from our audited historical consolidated financial statements and related notes included in our 2010 Form 10-K. The summary financial data as of December 31, 2007 and 2006, for the Successor period from October 11, 2007 through December 31, 2007 and Predecessor period from January 1, 2007 through October 10, 2007 and for the year ended December 31, 2006 have been derived from our historical consolidated financial statements that are not included in our 2010 Form 10-K.
     The summary consolidated financial data should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Form 10-K and our audited consolidated financial statements and related notes appearing in our 2010 Form 10-K, which is incorporated by reference herein.

	Successor (a)				Predecessor
		December 31,			December 31,
	2010	2009	2008	2007	2006
	(millions of dollars, except ratios)
Total assets — end of year	$16,846	$16,232	$15,706	$15,434	$10,709
Property, plant & equipment — net — end of year	9,676	9,174	8,606	8,069	7,608
Goodwill	4,064	4,064	4,064	4,894	25

Capitalization — end of year
Long-term debt, less amounts due currently	$5,333	$4,996	$5,101	$3,702	$3,811
Shareholder’s equity	—	—	—	—	2,975
Membership interests	6,988	6,847	6,799	7,618	—

Total	$12,321	$11,843	$11,900	$11,320	$6,786

Capitalization ratios — end of year (b)
Long-term debt, less amounts due currently	43.3%	42.2%	42.9%	32.7%	56.2%
Shareholder’s equity	—	—	—	—	43.8
Membership interests	56.7	57.8	57.1	67.3	—

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	In October 2007, in connection with the merger of Texas Energy Future Merger Sub Corp. with and into EFH Corp., Oncor was converted from a Texas corporation to a Delaware limited liability company. The consolidated financial statements of the Successor reflect the application of purchase accounting.

(b)	For purposes of reporting to the Public Utility Commission of Texas, the regulatory capitalization ratio at December 31, 2010 was 59.7% debt and 40.3% equity. See Note 9 to the consolidated financial statements in our 2010 Form 10-K for additional information regarding the regulatory capitalization ratio.

	Successor (a)				Predecessor
				Period from October 11, 2007	Period from January 1, 2007
	Year Ended December 31,			through December 31,	through October 10,	Year Ended December 31,
	2010	2009	2008	2007	2007	2006
	(millions of dollars, except ratios)
Operating revenues	$2,914	$2,690	$2,580	$533	$1,967	$2,449
Net income (loss) (b)	$352	$320	$(487)	$64	$263	$344

Capital expenditures	$1,020	$998	$919	$162	$580	$880

Ratio of earnings to fixed charges (c)	2.60	2.40	—	2.30	2.68	2.74

Embedded interest cost on long-term debt — end of period (d)	6.5%	6.6%	6.7%	6.7%	6.6%	6.5%

(a)	In October 2007, in connection with the merger of Texas Energy Future Merger Sub Corp. with and into EFH Corp., Oncor was converted from a Texas corporation to a Delaware limited liability company. The consolidated financial statements of the Successor reflect the application of purchase accounting.

(b)	Amount in 2008 includes an $860 million goodwill impairment charge.

(c)	Fixed charges exceeded earnings by $266 million for the year ended December 31, 2008.

(d)	Represents the annual interest and amortization of any discounts, premiums, issuance costs and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the year and for the Predecessor periods excludes advances from affiliates.

RISK FACTORS
     You should carefully consider the risk factors set forth below and the risk factors incorporated herein by reference to our 2010 Form 10-K as well as the other information contained and incorporated by reference in this prospectus before deciding to invest in the securities. Any of these risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, these risks are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition, results of operations or cash flow. In such a case, the trading price of the securities could decline or we may not be able to make payments of interest and principal on the securities, and you may lose all or part of your original investment.
Risks Related to the Securities
     The market price of the securities will fluctuate.
     Any material differences between our actual results and the historical results contained in our annual, quarterly and current reports filed with the SEC and incorporated by reference in this prospectus could have a significant adverse impact on the market price of the securities, assuming a market for the securities with no established trading market develops. In addition, any downgrade of our credit ratings could have a significant adverse impact on the market price of the securities.
     The terms of the securities contain limited covenants and other protections.
     The Indentures governing the securities contain covenants restricting our ability to take certain actions. However, each of these covenants contains specified exceptions. In addition, these covenants do not protect holders of the securities from all events that could have a negative effect on the creditworthiness of the securities and the market price of the securities, assuming a market for the securities develops.
Your ability to transfer the securities may be limited by the absence of an active trading market, and there is no assurance that any active trading market will exist for the securities.
     We have not listed and do not intend to list the securities on any securities exchange. We cannot assure you as to the liquidity of markets for the securities, your ability to sell the securities or the price at which you would be able to sell the securities. The securities could trade at prices that may be lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities, our financial and operating performance and other factors. Certain financial institutions have informed Oncor that they intend to make a market in the securities. However, these financial institutions may cease their market-making efforts at any time without notice. Therefore, an active market for these securities may not remain in effect.
     Also, unless a market-making prospectus is in effect, certain financial institutions that may be considered to be our affiliates as a result of their ownership of an interest in EFH Corp., including the Market Maker, may not be able to make a market in the securities. We have agreed solely with the Market Maker to maintain a current market-making prospectus with respect to the 2013 notes, 2018 notes and 2038 notes until September 8, 2018, the tenth anniversary of the issue date of such securities. We cannot assure you that a current market-making prospectus with respect to the 2013 notes, 2018 notes and 2038 notes will continue to be in effect, and that the active market for the 2013 notes, 2018 notes and 2038 notes will remain in effect. We also have no obligation to maintain a current market-making prospectus with respect to the 2012 notes, the 2015 notes, the 2032 notes, the 2033 notes and the debentures. As a result, we cannot assure you that a market-making prospectus with respect to these securities will continue to be current and that an active market for the 2015 notes, the 2032 notes, the 2033 notes and the debentures will remain in effect. If no active trading market exists for any of the securities you may not be able to resell such securities at their fair market value or at all.
We will not be required to maintain a current market-making prospectus after September 8, 2018, and as a result your ability to transfer the 2038 notes may be limited after that date.
     The 2038 notes will mature on September 1, 2038. However, we will not be required to maintain a current market-marking prospectus after September 8, 2018, the tenth anniversary of the issue date of such notes. We cannot assure you that a current market-making prospectus with respect to the 2038 notes will exist after September 8, 2018. Unless a market-making prospectus is in effect, certain financial institutions with an ownership interest in EFH Corp., including the Market Maker, may not be able to make a market in the 2038 notes. As a result, we cannot assure you that an active market for the 2038 notes will develop or, if developed, that it will continue after September 8, 2018. If no active trading market exists after September 8, 2018, you may not be able to resell the 2038 notes at their fair market value or at all.
The Indentures and the Deed of Trust permit us to incur significant additional debt. Accordingly, the Indentures will not afford the holders of the securities protection in the event of a highly-leveraged transaction.
     The securities and the Indentures under which the securities are issued do not place any limitation on the amount of unsecured debt that may be incurred by us. The Indentures and the Deed of Trust also permit us to incur a significant amount of additional secured debt, including debt secured equally and ratably by the Collateral, subject to certain limitations, as described further under “Description of the Securities — May 2002 Indenture — Limitation on Secured Debt,” “Description of the Securities — August 2002 Indenture —Limitation on Secured Debt” and “Description of the Securities — Deed of Trust — Securing Additional Obligations.” Our incurrence of additional debt may have important consequences for holders of the securities, including making it more difficult for us to satisfy our obligations with respect to the securities, a loss in the trading value of the securities, if any, and a risk that the credit rating of the securities is lowered or withdrawn. The covenants contained in the Indentures and the Deed of Trust will not afford holders of the securities protection in the event of a highly-leveraged transaction involving Oncor.
It may be difficult to realize the value of the Collateral securing the securities.
     Each of the assets and facilities that will be included in the Collateral is subject to the same kinds of risks as are described under “Risk Factors” in our 2010 Form 10-K. We cannot provide any assurance that any of the necessary permits, certificates or other entitlements to operate those assets and facilities would be transferable to the Trustee or any purchaser from the Trustee in the event of a foreclosure upon that asset or facility. The Trustee’s ability to foreclose on the Collateral on behalf of the holders of the securities may be subject to perfection, the consent of third parties and, with respect to those assets that are subject to the jurisdiction of the Public Utility Commission of Texas (PUCT) and the US Federal Energy Regulatory Commission (FERC), the prior approval by the PUCT and the FERC. The Trustee’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the Trustee’s security interest in the Collateral. We cannot assure holders of the securities that the consents of any third parties and approvals by governmental entities will be given when required to implement a foreclosure on such assets, especially if we are not in compliance with the underlying permits at the time. Accordingly, the Trustee may not have the ability to foreclose upon those assets or assume or transfer the right to operate those facilities, and a temporary shutdown of operations may result and the value of the Collateral may significantly decrease. Even if the Trustee assumes the right to operate the assets and facilities, there may also be practical problems associated with the Trustee’s ability to identify a qualified operator to operate and maintain the assets and facilities. In addition, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of the Collateral.
     No appraisals of any Collateral have been prepared in connection with this offering. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure holders of the securities that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as Collateral for the securities could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.
Bankruptcy laws may limit your ability to realize value from the Collateral.
     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indentures is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the US bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the US bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the securities could be delayed following the commencement of a bankruptcy case, (2) whether or when the Trustee could repossess or dispose of the Collateral and (3) whether or to what extent holders of the securities would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”
     In the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the securities and any other obligations secured by the Collateral then the holders of the securities and such other obligations would hold secured claims to the extent of the value of the Collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we were to become the subject of a bankruptcy case, the bankruptcy trustee or debtor may seek to avoid certain pre-petition transfers made by us, including transfers held to be preferences or fraudulent conveyances. While transfers to secured creditors are generally not preferential, transfers to undersecured creditors may be subject to avoidance.
Any future pledges of Collateral may be avoidable.
     Any further pledge of Collateral in favor of the Trustee may be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, such that the pledge or granting of the security interest is deemed a fraudulent conveyance or preference.
The Trustee’s ability to exercise remedies with respect to Collateral is limited.
     The Deed of Trust provides the Trustee on behalf of the holders of the securities with significant remedies, including foreclosures and sale of all or parts of the Collateral. However, the rights of the Trustee to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, bankruptcy of Oncor or the acceleration of the indebtedness.
Proceeds from any sale of the Collateral upon foreclosure may be insufficient to repay the securities in full.
     We cannot assure you that the net proceeds from a sale of the Collateral owned directly by us securing the securities would be sufficient to repay all of the securities following a foreclosure upon the Collateral or a liquidation of our assets.
     The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral, the ability to sell the Collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the Collateral separate from the sale of our business operations may not be feasible or of significant value.
     Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the Trustee’s exercise of remedies was not commercially reasonable, the ability of the Trustee and the holders of the securities to recover the difference between the amount realized through such exercise of remedies and the amount owed on the securities may be adversely affected and, in the worst case, the holders of the securities could lose all claims for such deficiency amount.

FORWARD-LOOKING STATEMENTS
     This prospectus, including the information incorporated by reference into this prospectus, contains “forward-looking statements.” All statements, other than statements of historical facts, that are included in or incorporated by reference into this prospectus, or made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although we believe that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” in this prospectus and in our 2010 Form 10-K, and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements:
•	prevailing governmental policies and regulatory actions, including those of the Texas Legislature, the Governor of Texas, the FERC, the PUCT, the North American Electric Reliability Corporation, the Texas Reliability Entity, Inc., the US Environmental Protection Agency, and the Texas Commission on Environmental Quality, with respect to:
•	allowed rate of return;

•	permitted capital structure;

•	industry, market and rate structure;

•	recovery of investments;

•	acquisitions and disposals of assets and facilities;

•	operation and construction of facilities;

•	changes in tax laws and policies, and

•	changes in and compliance with environmental and safety laws and policies;
•	legal and administrative proceedings and settlements;

•	weather conditions and other natural phenomena;

•	acts of sabotage, wars or terrorist activities;

•	economic conditions, including the impact of a recessionary environment;

•	unanticipated population growth or decline, or changes in market demand and demographic patterns;

•	changes in business strategy, development plans or vendor relationships;

•	unanticipated changes in interest rates or rates of inflation;

•	unanticipated changes in operating expenses, liquidity needs and capital expenditures;

•	inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements;

•	general industry trends;

•	hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards;

•	changes in technology used by and services offered by us;

•	significant changes in our relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including pension and other postretirement employee benefits, and future funding requirements related thereto;

•	significant changes in critical accounting policies material to us;

•	commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in US credit markets;

•	circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets;

•	financial restrictions under our revolving credit facility and indentures governing its debt instruments;

•	our ability to generate sufficient cash flow to make interest payments on its debt instruments;

•	actions by credit rating agencies, and

•	our ability to effectively execute its operational strategy.
     Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them;

nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
INDUSTRY AND MARKET INFORMATION
     The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by Electric Reliability Council of Texas, the independent system operator and the regional coordinator of the various electricity systems within Texas. We did not commission any of these publications or reports. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, while we believe that our internal and external research is reliable, it has not been verified by any independent sources and we make no assurances that the predictions contained therein are accurate.
USE OF PROCEEDS
     This prospectus may be delivered in connection with the resale of the securities by the Market Maker and its affiliates in market-making transactions in the securities in the secondary market. We will not receive any of the proceeds from such resales.

DESCRIPTION OF THE SECURITIES
General
     The 2012 notes, 2015 notes, 2032 notes and 2033 notes (collectively, the May 2002 Indenture securities) are issued under the May 2002 Indenture. The 2013 notes, 2018 notes, 2038 notes and the debentures (collectively, the August 2002 Indenture securities) are issued under the August 2002 Indenture. The applicable Indenture and an officer’s certificate relating to the respective securities (collectively, Officer’s Certificates) establish the terms of each series of the securities. The securities are a series of debt securities that we may issue under the Indentures. We refer to the securities and all other debt securities issued under the Indentures, collectively as “Debt Securities.” We refer to the Debt Securities issued or that may be issued in the future under the May 2002 Indenture as the “May 2002 Indenture Debt Securities,” and the Debt Securities issued or that may be issued in the future under the August 2002 Indenture as the “August 2002 Indenture Debt Securities.” The Indentures permit Oncor to issue an unlimited amount of Debt Securities from time to time, subject to certain limitations under the Indentures and the Deed of Trust. See “— Deed of Trust — Securing Additional Obligations,” “— May 2002 Indenture — Limitation on Secured Debt” and “— August 2002 Indenture —Limitation on Secured Debt” below. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of such series. This means that we may from time to time, without the consent of the existing holders of the securities of any series, create and issue further Debt Securities having the same terms and conditions as the securities in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of securities.
     The Indentures, the Officer’s Certificates for each series of securities and the Deed of Trust contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the securities or the Indentures or the Deed of Trust. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indentures, the Officer’s Certificates and the Deed of Trust, including definitions of certain terms used therein. We also include references in parentheses to certain sections of the Indentures and the Deed of Trust. Whenever we refer to particular sections or defined terms of the Indentures or the Deed of Trust in this prospectus, those sections or defined terms are incorporated by reference herein.
     The securities and other Debt Securities issued under the Indentures will rank equally with all of our other senior indebtedness that is secured by the Collateral. As of December 31, 2010, the aggregate amount of our secured indebtedness outstanding was $5.208 billion, which includes $383 million of short-term debt outstanding under our revolving credit facility. Our secured indebtedness does not include $667 million, as of December 31, 2010, of transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, which transition bonds are not secured by the Collateral.
     Each series of securities is represented by one or more global certificates, issued in fully registered form and registered in the name of Cede & Co., as registered owner and as nominee for DTC. DTC acts as securities depository for the securities, with certain exceptions. Purchases of beneficial interests in these global certificates will be made in book-entry form. See “Book-Entry Settlement and Clearance” below.
     The securities may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York Mellon, New York, New York.
May 2002 Indenture
Maturity and Interest
     The 2012 notes will mature on May 1, 2012, the 2015 notes will mature on January 15, 2015, the 2032 notes will mature on May 1, 2032 and the 2033 notes will mature on January 15, 2033. Interest on the May 2002 Indenture securities of each series will:
•	be payable in US dollars at the rate of 6.375% with respect to the 2012 notes, 6.375% with respect to the 2015 notes, 7.000% with respect to the 2032 notes, and 7.250% with respect to the 2033 notes;

•	be computed for each interest period on the basis of a 360 day year consisting of twelve 30 day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on (1) January 15 and July 15 of each year, for the 2015 notes and the 2033 notes, and (2) May 1 and November 1 of each year, for the 2012 notes and the 2032 notes, and in each case, at maturity;

•	accrue from, and including the last interest payment date of each of the May 2002 Indenture securities; and

•	be paid to the persons in whose names the May 2002 Indenture securities are registered at the close of business on the record date for such May 2002 Indenture securities, as set forth in the applicable Officer’s Certificate for the May 2002 Indenture securities of each series. Oncor shall not be required to make transfers or exchanges of the May 2002 Indenture securities for a period of 15 days before an interest payment date.
     The covenants contained in the May 2002 Indenture will not afford holders of the May 2002 Indenture securities protection in the event of a highly-leveraged transaction involving Oncor.
Optional Redemption
     We may redeem the May 2002 Indenture securities, in whole or in part, at our option, at any time prior to their maturity. We will give notice of our intent to redeem any May 2002 Indenture securities at least 30 days prior to the redemption date. If we redeem all or any part of the May 2002 Indenture securities, we will pay a “make-whole” redemption price equal to the greater of
•	100% of the principal amount of the May 2002 Indenture securities being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the May 2002 Indenture securities of the series being redeemed, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus (1). 25% with respect to the 2012 notes, (2). 30% with respect to the 2015 notes and 2032 notes, and (3). 35% with respect to the 2033 notes, plus, in each case, accrued interest to the redemption date on the May 2002 Indenture securities being redeemed.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the May 2002 Indenture securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the May 2002 Indenture securities.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank or (2) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.
     “H.15(519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.
     “H.15 Daily Update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.
     “Independent Investment Banker” means the Reference Treasury Dealer.
     “Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, with respect to the 2012 notes and the 2032 notes, and Merrill Lynch Government Securities, Inc., with respect to the 2015 notes and the 2033 notes, and their respective successors; provided, however, that if the foregoing shall cease to be a primary US Government securities dealer in New York City (a Primary Treasury Dealer), Oncor shall substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and the notice shall be of no effect unless the moneys are so received.
     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the May 2002 Indenture securities or portions thereof called for redemption.
Payment and Paying Agents
     Interest on each May 2002 Indenture security payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any May 2002 Indenture security, the defaulted interest may be paid to the holder of that May 2002 Indenture security as of the close of business on a date between 10 and 15 days before the date proposed by Oncor for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that note may be listed, if the Trustee finds it workable. (May 2002 Indenture, Section 307.)
     Principal, premium, if any, and interest on the May 2002 Indenture securities at maturity will be payable upon presentation of the May 2002 Indenture securities at the corporate trust office of The Bank of New York Mellon (formerly The Bank of New York), in The City of New York, as paying agent for Oncor. However, Oncor may choose to make payment of interest by check mailed to the address of the persons entitled to the payment. Oncor may change the place of payment on the May 2002 Indenture securities, appoint one or more additional paying agents, including Oncor, and remove any paying agent, all at the discretion of Oncor. (May 2002 Indenture, Section 702.)
Registration and Transfer
     The transfer of May 2002 Indenture securities may be registered, and such notes may be exchanged for other securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (May 2002 Indenture, Section 305.) Oncor may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of such May 2002 Indenture securities. (May 2002 Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of such May 2002 Indenture securities. However, Oncor may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. Oncor will not be required to execute or to provide for the registration, transfer or exchange of
•	any May 2002 Indenture security during the 15 days before an interest payment date;

•	any May 2002 Indenture security during the 15 days before giving any notice of redemption; or

•	any May 2002 Indenture security selected for redemption except the unredeemed portion of any May 2002 Indenture security being redeemed in part.
     (May 2002 Indenture, Section 305.)
Defeasance
     We will be discharged from our obligations on the May 2002 Indenture securities of a particular series if we irrevocably deposit with the Trustee or any paying agent, other than Oncor, sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of May 2002 Indenture securities. (May 2002 Indenture, Section 801.)
Security
     The May 2002 Indenture securities were initially secured by a lien on substantially all of Oncor’s tangible electric transmission and distribution property located in Texas. This lien was terminated effective as of October 25, 2005. Effective May 15, 2008, the May 2002 Indenture securities were secured equally and ratably with Additional Secured Debt pursuant to the Deed of Trust. The provisions of the Deed of Trust relating to the lien of the Deed of Trust are described below under “— Deed of Trust.”

     “Additional Secured Debt” means Debt under the Credit Agreement and the August 2002 Indenture and any future Debt secured by the Deed of Trust.
     “Credit Agreement” means the Revolving Credit Agreement, dated as of October 10, 2007, among Oncor, JPMorgan Chase Bank, N.A., Citibank, N.A. and the other banks party thereto.
     “Debt” means:
•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay this borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any Capitalized Lease Liabilities of Oncor.
     “Debt” does not include, among other things:
•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations, including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives, or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•	any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right of way purposes.
     “Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.
Limitation on Secured Debt
     So long as any of the May 2002 Indenture Debt Securities remain outstanding, subject to the limitations described under “— Deed of Trust — Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt, in each case as defined below, without the consent of the holders of a majority in principal amount of the outstanding May 2002 Indenture Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:
•	we make effective a provision whereby all May 2002 Indenture securities and other affected May 2002 Indenture Debt Securities then outstanding will be secured equally and ratably with this Secured Debt; or

•	we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures this Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the May 2002 Indenture securities and other affected May 2002 Indenture Debt Securities then outstanding and meeting the other requirements set forth in the May 2002 Indenture.
     “Secured Debt” means Debt created, issued, incurred or assumed by Oncor which is secured by a lien upon any of our property, other than Excepted Property (as defined in the May 2002 Indenture). For purposes of this covenant, any Capitalized Lease Liabilities of ours will be deemed to be Debt secured by a lien on our property.
     “Permitted Secured Debt” means, as of any particular time:
•	Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with

Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•	Secured Debt secured by Purchase Money Liens (as defined in the May 2002 Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by Oncor, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien shall extend to or cover any of Oncor’s property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by Oncor;

•	Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (the Code), or any successor provision of law, for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by Oncor, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•	Secured Debt (1) which is related to the construction or acquisition of property not previously owned by Oncor or (2) which is related to the financing of a project involving the development or expansion of Oncor’s property and (3) in either case, the obligee in respect of which has no recourse to Oncor or any of Oncor’s property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction or the proceeds of such property or such project; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (3) above; and

•	in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets or 10% of our Capitalization.
     “Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.
     “Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet; (1) liabilities for indebtedness maturing more than 12 months from the date of determination, and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.
     (May 2002 Indenture, Section 707.)
Consolidation, Merger and Conveyance of Assets
     Under the terms of the May 2002 Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease as or substantially as an entirety to any entity our Electric Utility Property, unless:
•	the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the Electric Utility Property of Oncor as or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the May 2002 Indenture;

•	in the case of a lease, the lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the May 2002 Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the May 2002 Indenture; and

•	immediately after giving effect to the transaction, no event of default under the May 2002 Indenture, or event which, after notice or lapse of time or both, would become an event of default under the May 2002 Indenture, shall have occurred and be continuing.
     (May 2002 Indenture, Section 1201.)
     In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the May 2002 Indenture and on the May 2002 Indenture Debt Securities then outstanding unless we elect to waive the release and discharge. (May 2002 Indenture, Section 1204.)
     The May 2002 Indenture does not prevent or restrict:
•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof (May 2002 Indenture, Section 1205); or

•	any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding May 2002 Indenture Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the May 2002 Indenture Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select and that is approved by the Trustee. (May 2002 Indenture, Section 1206.)
     “Electric Utility Property” means Oncor’s transmission and distribution properties of the type subject to the lien of the May 2002 Indenture, regardless of whether the lien of the May 2002 Indenture has been released, but exclusive of certain excepted property. (May 2002 Indenture, Section 1204).
     The terms of the May 2002 Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (May 2002 Indenture, Section 1205.)
Highly Leveraged Transactions
     The covenants in the May 2002 Indenture will not afford the holders of the securities protection in the event of a highly leveraged transaction involving Oncor.
Events of Default
     “Event of default,” when used in the May 2002 Indenture with respect to the May 2002 Indenture Debt Securities, means any of the following:
•	failure to pay interest on any May 2002 Indenture Debt Security for 30 days after it is due;

•	failure to pay the principal of or any premium on any May 2002 Indenture Debt Security when due;

•	failure to perform any other covenant in the May 2002 Indenture that continues for 90 days after Oncor receives written notice from the Trustee, or Oncor and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the May 2002 Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the May 2002 Indenture Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture or officer’s certificate for a particular series of May 2002 Indenture Debt Securities.
     (May 2002 Indenture, Sections 901, 1301 and 1307.)
Remedies
     If an event of default under the May 2002 Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities may declare the principal amount of all of the May 2002 Indenture Debt Securities to be due and payable immediately.
     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the May 2002 Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:
•	We have paid or deposited with the Trustee a sum sufficient to pay:
•	all overdue interest on all outstanding May 2002 Indenture Debt Securities;

•	the principal of and premium, if any, on the outstanding May 2002 Indenture Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the May 2002 Indenture; and
•	any other event of default under the May 2002 Indenture with respect to the May 2002 Indenture Debt Securities of that series has been cured or waived as provided in the May 2002 Indenture.
     (May 2002 Indenture, Section 902.)
     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.
     Additional event of default remedies exist in the Deed of Trust, as described below under “— Deed of Trust — Event of Default Remedies.”
     Except as otherwise required by the Trust Indenture Act of 1939, as amended (TIA), the Trustee is not obligated to exercise any of its rights or powers under the May 2002 Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (May 2002 Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding May 2002 Indenture Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the May 2002 Indenture. (May 2002 Indenture, Section 912.)
     No holder of May 2002 Indenture Debt Securities will have any right to institute any proceeding under the May 2002 Indenture, or any remedy under the May 2002 Indenture, unless:
•	the holder has previously given to the Trustee written notice of a continuing event of default under the May 2002 Indenture;

•	the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities of all series have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities, inconsistent with the written request of the holders referred to above.
     (May 2002 Indenture, Section 907.)
     However, these limitations do not apply to a suit by a holder of a May 2002 Indenture Debt Security for payment of the principal, premium, if any, or interest on the May 2002 Indenture Debt Security on or after the applicable due date. (May 2002 Indenture, Section 908.)

     We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the May 2002 Indenture. (May 2002 Indenture, Section 705.)
Modification and Waiver
     Without the consent of any holder of the May 2002 Indenture Debt Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:
•	to evidence the assumption by any permitted successor of the covenants of Oncor in the May 2002 Indenture and in the May 2002 Indenture Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of May 2002 Indenture Debt Securities, or to surrender any right or power conferred upon Oncor;

•	to add additional events of default under the May 2002 Indenture for all or any series of the May 2002 Indenture Debt Securities;

•	to change or eliminate or add any provision to the May 2002 Indenture; provided, however, if the change will adversely affect the interests of the holders of May 2002 Indenture Debt Securities of any series in any material respect, the change, elimination or addition will become effective only:
•	when the consent of the holders of May 2002 Indenture Debt Securities of such series has been obtained in accordance with the May 2002 Indenture; or

•	when no May 2002 Indenture Debt Securities of the affected series remain outstanding under the May 2002 Indenture;
•	to provide additional security for any May 2002 Indenture Debt Securities;

•	to establish the form or terms of May 2002 Indenture Debt Securities of any other series as permitted by the May 2002 Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the May 2002 Indenture Debt Securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, May 2002 Indenture Debt Securities may be surrendered for registration of transfer or exchange and notices to us may be served;

•	to amend and restate the May 2002 Indenture as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of May 2002 Indenture Debt Securities of any series in any material respect; or

•	to cure any ambiguity or inconsistency.
     (May 2002 Indenture, Section 1301.)
     The holders of at least a majority in aggregate principal amount of the May 2002 Indenture Debt Securities of all series then outstanding may waive compliance by us with some restrictive provisions of the May 2002 Indenture. (May 2002 Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding May 2002 Indenture Debt Securities may waive any past default under the May 2002 Indenture, except a default in the payment of principal, premium, if any, or interest and the covenants and provisions of the May 2002 Indenture that cannot be modified or be amended without the consent of the holder of each outstanding May 2002 Indenture Debt Security of any series affected. (May 2002 Indenture, Section 913.)

     The consent of the holders of a majority in aggregate principal amount of the May 2002 Indenture Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the May 2002 Indenture. However, if less than all of the series of May 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may without the consent of all the holders of the May 2002 Indenture Debt Securities of all series then outstanding:
•	change the stated maturity of the principal of, or any installment of principal of or interest on, any May 2002 Indenture Debt Security, or reduce the principal amount of any May 2002 Indenture Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any May 2002 Indenture Debt Security;

•	reduce the percentage in principal amount of the outstanding May 2002 Indenture Debt Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the May 2002 Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the May 2002 Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the May 2002 Indenture Debt Securities of any series.
     A supplemental indenture that changes the May 2002 Indenture solely for the benefit of one or more particular series of May 2002 Indenture Debt Securities, or modifies the rights of the holders of May 2002 Indenture Debt Securities of one or more series, will not affect the rights under the May 2002 Indenture of the holders of the May 2002 Indenture Debt Securities of any other series. (May 2002 Indenture, Section 1302.)
     The May 2002 Indenture provides that May 2002 Indenture Debt Securities owned by us or anyone else required to make payment on the May 2002 Indenture Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (May 2002 Indenture, Section 101.)
     We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding May 2002 Indenture Debt Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding May 2002 Indenture Debt Securities shall be computed as of the record date.
     Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any May 2002 Indenture Debt Security will bind every future holder of that May 2002 Indenture Debt Security and the holder of every May 2002 Indenture Debt Security issued upon the registration of transfer of or in exchange for that May 2002 Indenture Debt Security. A transferee will also be bound by acts of the Trustee or Oncor in reliance thereon, whether or not notation of that action is made upon the May 2002 Indenture Debt Security. (May 2002 Indenture, Section 106.)
Resignation of a Trustee
     The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of the May 2002 Indenture Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Oncor has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the May 2002 Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the May 2002 Indenture. (May 2002 Indenture, Section 1010.)

Notices
     Notices to holders of May 2002 Indenture securities will be given by mail to the addresses of such holders as they may appear in the security register for May 2002 Indenture securities. (May 2002 Indenture, Section 108.)
Title
     Oncor, the Trustee, and any agent of Oncor’s or the Trustee, may treat the person in whose name May 2002 Indenture securities are registered as the absolute owner thereof, whether or not the May 2002 Indenture securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (May 2002 Indenture, Section 308.)
Governing Law
     The May 2002 Indenture and the May 2002 Indenture securities will be governed by, and construed in accordance with, the laws of the State of New York except where otherwise required by law. (May 2002 Indenture, Section 114.)
Information about the Trustee
     The Trustee under the May 2002 Indenture is The Bank of New York Mellon (formerly The Bank of New York). The Bank of New York Mellon also acts, and may act, as Collateral Agent under the Deed of Trust and as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.
August 2002 Indenture
Maturity and Interest
     The 2013 notes will mature on September 1, 2013, the 2018 notes will mature on September 1, 2018, the debentures will mature on September 1, 2022 and the 2038 notes will mature on September 1, 2038. Interest on the August 2002 Indenture securities will:
•	be payable in US dollars at the rate of 5.950% with respect to the 2013 notes, 6.800% with respect to the 2018 notes, 7.000% with respect to the debentures and 7.500% with respect to the 2038 notes;

•	be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears (1) on March 1 and September 1 of each year, for the 2013 notes, (2) on March 1 and September 1 of each year, for the 2018 notes, (3) on March 1 and September 1 of each year, for the debentures, and (4) on March 1 and September 1 of each year, for the 2038 notes, and in each case, at maturity;

•	accrue from and including the most recent date to which interest has been paid, in the case of the 2013 notes, the 2018 notes and the 2038 notes, and from the last interest payment date, in the case of the debentures; and

•	be paid to the persons in whose names the August 2002 Indenture securities are registered at the close of business on the record date for such August 2002 Indenture securities, as set forth in the applicable Officer’s Certificate for the August 2002 Indenture securities. Oncor shall not be required to make transfers or exchanges of the August 2002 Indenture securities for a period of 15 days before an interest payment date.
     The covenants contained in the Indenture will not afford holders of the notes protection in the event of a highly-leveraged transaction involving Oncor.
     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day. The term “business day” means, with respect to any security, any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed.

Optional Redemption
     We may redeem the August 2002 Indenture securities, in whole or in part, at our option, at any time prior to their maturity. We will give notice of our intent to redeem the August 2002 Indenture securities at least 30 days prior to the redemption date. If we redeem all or any part of the August 2002 Indenture securities, we will pay a “make whole” redemption price equal to the greater of:
•	100% of the principal amount of the August 2002 Indenture securities being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the August 2002 Indenture securities being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (1) 0.50%, with respect to the 2013 notes, the 2018 notes and the 2038 notes, and (2) 0.30%, with respect to the debentures;
     plus, in each case, accrued interest to the redemption date on the August 2002 Indenture securities being redeemed.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the August 2002 Indenture securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the August 2002 Indenture securities.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank or (2) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.
     “H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.
     “H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.
     “Independent Investment Banker” means the Reference Treasury Dealer.
     “Reference Treasury Dealer” means, with respect to the debentures, Barclays Capital Inc., and with respect to the 2013 notes, the 2018 notes and the 2038 notes, a primary US Government securities dealer in New York City appointed by Oncor.
     “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
     If, at the time notice of optional redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice will be of no effect unless such moneys are so received.
     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the August 2002 Indenture securities or portions thereof called for redemption.
Payment and Paying Agents
     Interest on each August 2002 Indenture security payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any August 2002 Indenture security, the defaulted interest may be paid to the holder of that August 2002 Indenture security as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that August 2002 Indenture security may be listed, if the Trustee finds it workable. (August 2002 Indenture, Section 307.)
     Principal, premium, if any, and interest on the August 2002 Indenture securities at maturity will be payable upon presentation of the August 2002 Indenture securities at the corporate trust office of The Bank of New York Mellon, in The City of New York, as paying agent for Oncor. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. We may change the place of payment on the August 2002 Indenture securities, appoint one or more additional paying agents (including Oncor) and remove any paying agent, all at our discretion. (August 2002 Indenture, Section 702.)
Registration and Transfer
     The transfer of August 2002 Indenture securities may be registered, and such August 2002 Indenture securities may be exchanged for other securities of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (August 2002 Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the August 2002 Indenture securities. (August 2002 Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the August 2002 Indenture securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. We will not be required to execute or to provide for the registration of transfer or the exchange of:
•	any August 2002 Indenture security during the 15 days before an interest payment date;

•	any August 2002 Indenture security during the 15 days before giving any notice of redemption; or

•	any August 2002 Indenture security selected for redemption in whole or in part except the unredeemed portion of any August 2002 Indenture security being redeemed in part.
(August 2002 Indenture, Section 305.)
Defeasance
     We will be discharged from our obligations on the August 2002 Indenture securities if we irrevocably deposit with the Trustee or any paying agent, other than Oncor, sufficient cash or US government securities to pay the principal, interest and any premium when due on the stated maturity date or a redemption date of that series of August 2002 Indenture securities. (August 2002 Indenture, Section 801.)
Security
     The debentures were initially issued as unsecured debt securities. Effective May 15, 2008, the debentures were secured equally and ratably with the Additional Secured Debt pursuant to the Deed of Trust. The 2013 notes, 2018 notes and 2038 notes were issued as Secured Debt and have been secured pursuant to the Deed of Trust since their issuance on September 8, 2008. The provisions of the Deed of Trust relating to the lien of the Deed of Trust are described below under “— Deed of Trust.”
     “Additional Secured Debt” means Debt under the Credit Agreement and the May 2002 Indenture and any future Debt secured by the Deed of Trust.
     “Debt” means:
•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any Capitalized Lease Liabilities of Oncor.

     “Debt” does not include, among other things:
•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•	any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right-of-way purposes.
     “Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.
     “Secured Debt” means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property (as defined in the August 2002 Indenture)). For purposes of this covenant, any Capitalized Lease Liabilities of ours will be deemed to be Debt secured by a lien on our property.
Limitation on Secured Debt
     So long as any of the August 2002 Indenture Debt Securities remain outstanding, subject to the limitations described under “— Deed of Trust — Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt without the consent of the holders of a majority in principal amount of the outstanding August 2002 Indenture Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:
•	we make effective a provision whereby all August 2002 Indenture securities and other affected August 2002 Indenture Debt Securities then outstanding will be secured at least equally and ratably with such Secured Debt; or

•	we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the August 2002 Indenture securities and other affected August 2002 Indenture Debt Securities then outstanding and meeting certain other requirements set forth in the August 2002 Indenture.

     “Permitted Secured Debt” means, as of any particular time:
•	Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•	Secured Debt secured by Purchase Money Liens (as defined in the August 2002 Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien will extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

•	Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Code (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•	Secured Debt (1) which is related to the construction or acquisition of property not previously owned by us or (2) which is related to the financing of a project involving the development or expansion of our property and (3) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in (3) above; and

•	in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets or 10% of our Capitalization.
     “Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.
     “Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet: (1) liabilities for indebtedness maturing more than 12 months from the date of determination and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.
(August 2002 Indenture, Section 707.)
Consolidation, Merger and Sale of Assets
     Under the terms of the August 2002 Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our Electric Utility Property as an entirety or substantially as an entirety to any entity, unless:
•	the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the Electric Utility Property of Oncor as an entirety or substantially as an entirety is organized and existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the August 2002 Indenture;

•	in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the August 2002 Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the August 2002 Indenture; and

•	immediately after giving effect to the transaction, no event of default under the August 2002 Indenture, or event which, after notice or lapse of time or both, would become an event of default under the August 2002 Indenture, has occurred and is continuing.
(August 2002 Indenture, Section 1201.)
     In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above Oncor would be released and discharged from all obligations and covenants under the August 2002 Indenture and on the August 2002 Indenture Debt Securities then outstanding unless Oncor elects to waive such release and discharge. (August 2002 Indenture, Section 1203.)
     The August 2002 Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof, or

•	any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding August 2002 Indenture Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the August 2002 Indenture Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that is approved by the Trustee.
(August 2002 Indenture, Section 1205.)
     “Electric Utility Property” means property of Oncor which is comprised of substantially all tangible properties of Oncor in Texas used or useful or to be used in connection with the transmission and distribution of electric energy, exclusive of certain excepted property. (August 2002 Indenture, Section 101.)
     The terms of the August 2002 Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (August 2002 Indenture, Section 1204.)
Highly Leveraged Transactions
     The covenants in the August 2002 Indenture will not afford the holders of the securities protection in the event of a highly leveraged transaction involving Oncor.
Events of Default
     “Event of default,” when used in the August 2002 Indenture with respect to August 2002 Indenture Debt Securities, means any of the following:
•	failure to pay interest on any August 2002 Indenture Debt Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any August 2002 Indenture Debt Security when due and payable;

•	failure to perform or breach of any other covenant or warranty in the August 2002 Indenture that continues for 90 days after Oncor receives written notice from the Trustee, or Oncor and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the August 2002 Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the August 2002 Indenture Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture or officer’s certificate for a particular series of August 2002 Indenture Debt Securities.
(August 2002 Indenture, Sections 901, 1301 and 1307.)
Remedies
     If an event of default under the August 2002 Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities may declare the principal amount of all of the August 2002 Indenture Debt Securities to be due and payable immediately.
     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event or events of default under the August 2002 Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:
•	We have paid or deposited with the Trustee a sum sufficient to pay:
•	all overdue interest on all outstanding August 2002 Indenture Debt Securities;

•	the principal of and premium, if any, on the outstanding August 2002 Indenture Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the August 2002 Indenture; and
•	any other event of default under the August 2002 Indenture with respect to the August 2002 Indenture Debt Securities of a particular series has been cured or waived as provided in the August 2002 Indenture.
  (August 2002 Indenture, Section 902.)
     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.
     Additional event of default remedies exist in the Deed of Trust, as described below under “— Deed of Trust — Event of Default Remedies.”
     Except as otherwise required by the TIA, the Trustee is not obligated to exercise any of its rights or powers under the August 2002 Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (August 2002 Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding August 2002 Indenture Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee with respect to such August 2002 Indenture Debt Securities. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the August 2002 Indenture. (August 2002 Indenture, Section 912.)
     No holder of August 2002 Indenture Debt Securities will have any right to institute any proceeding under the August 2002 Indenture, for the appointment of a receiver or trustee, or for any other remedy under the August 2002 Indenture, unless:
•	the holder has previously given to the Trustee written notice of a continuing event of default under the August 2002 Indenture;

•	the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities have made a written request to the Trustee to institute proceedings in respect of the event of default under the August 2002 Indenture in its own name as Trustee under the August 2002 Indenture;

•	such holder or holders have offered reasonable indemnity to the Trustee to institute proceedings;

•	the Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•	the Trustee has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities inconsistent with the written request of the holders referred to above.
  (August 2002 Indenture, Section 907.)
     However, these limitations do not apply to a suit by a holder of an August 2002 Indenture Debt Security for payment of the principal, premium, if any, or interest on the August 2002 Indenture Debt Security on or after the applicable due date. (August 2002 Indenture, Section 908.)
     We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the August 2002 Indenture. (August 2002 Indenture, Section 705.)
Modification and Waiver
     Without the consent of any holder of August 2002 Indenture Debt Securities, Oncor and the Trustee may enter into one or more supplemental indentures for any of the following purposes:
•	to evidence the assumption by any permitted successor of the covenants of Oncor in the August 2002 Indenture and in the August 2002 Indenture Debt Securities;

•	to add one or more covenants of Oncor or other provisions for the benefit of the holders of all or any series or tranche of August 2002 Indenture Debt Securities, or to surrender any right or power conferred upon Oncor;

•	to add additional events of default under the August 2002 Indenture for all or any series of outstanding August 2002 Indenture Debt Securities;

•	to change or eliminate or add any provision to the August 2002 Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of outstanding August 2002 Indenture Debt Securities of any series or tranche in any material respect, it will become effective only:
•	when the consent of the holders of August 2002 Indenture Debt Securities of such series has been obtained in accordance with the August 2002 Indenture; or

•	when no August 2002 Indenture Debt Securities of the affected series remain outstanding under the August 2002 Indenture;
•	to provide additional security for any August 2002 Indenture Debt Securities;

•	to establish the form or terms of August 2002 Indenture Debt Securities of any other series or tranche as permitted by the August 2002 Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee;

•	to provide for the procedures required for use of a non-certificated system of registration for the August 2002 Indenture Debt Securities of all or any series or tranche;

•	to change any place where principal, premium, if any, and interest will be payable, August 2002 Indenture Debt Securities may be surrendered for registration of transfer or exchange, and notices to Oncor may be served;

•	to amend and restate the August 2002 Indenture, as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of August 2002 Indenture Debt Securities in any material respect; or

•	to cure any ambiguity or inconsistency.
  (August 2002 Indenture, Section 1301.)
     The holders of at least a majority in aggregate principal amount of the August 2002 Indenture Debt Securities of all series and tranches then outstanding may waive compliance by Oncor with some restrictive provisions of the August 2002 Indenture. (August 2002 Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding August 2002 Indenture Debt Securities may waive any past default under the August 2002 Indenture, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the August 2002 Indenture that cannot be modified or be amended without the consent of the holder of each outstanding August 2002 Indenture Debt Security of any series or tranche affected. (August 2002 Indenture, Section 913.)
     If the TIA is amended after the date of the August 2002 Indenture or the Deed of Trust, as applicable, in such a way as to require changes to the August 2002 Indenture or the Deed of Trust, the August 2002 Indenture or the Deed of Trust, as applicable, will be deemed to be amended so as to conform to that amendment to the TIA. Oncor and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (August 2002 Indenture, Section 1301; Deed of Trust, Section 7.1(f).)
     The consent of the holders of a majority in aggregate principal amount of the August 2002 Indenture Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the August 2002 Indenture. However, if less than all of the series of August 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities of all series that are directly affected, considered as one class, will be required. If less than all of the tranches of August 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities of all tranches that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding August 2002 Indenture Debt Security of each series or tranche so directly affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any August 2002 Indenture Debt Security, or reduce the principal amount of any August 2002 Indenture Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any August 2002 Indenture Debt Security;

•	reduce the percentage in principal amount of the outstanding August 2002 Indenture Debt Securities of any series or tranche the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the August 2002 Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the August 2002 Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the August 2002 Indenture Debt Securities of any series or tranche.
(August 2002 Indenture, Section 1302.)
     A supplemental indenture that changes or eliminates any covenant or other provision of the August 2002 Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding, August 2002 Indenture Debt Securities of one or more particular series, or one or more tranches thereof, or modifies the rights of the holders of August 2002 Indenture Debt Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the August 2002 Indenture of the holders of August 2002 Indenture Debt Securities of any other series or tranche. (August 2002 Indenture, Section 1302.)
     The August 2002 Indenture provides that August 2002 Indenture Debt Securities owned by us or anyone else required to make payment on the August 2002 Indenture Debt Securities or their respective affiliates will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (August 2002 Indenture, Section 101.)
     We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we will have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding August 2002 Indenture Debt Securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any August 2002 Indenture Debt Security will bind every future holder of that August 2002 Indenture Debt Security and the holder of every August 2002 Indenture Debt Security issued upon the registration of transfer of or in exchange for that August 2002 Indenture Debt Security. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the August 2002 Indenture Debt Security. (August 2002 Indenture, Section 104.)
Resignation of a Trustee
     The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of August 2002 Indenture Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event which is, or after notice or lapse of time, or both, would become, an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Oncor has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the August 2002 Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the August 2002 Indenture. (August 2002 Indenture, Section 1010.)
Notices
     Notices to holders of the August 2002 Indenture securities will be given by mail to the addresses of such holders as they may appear in the security register for the securities of that series. (August 2002 Indenture, Section 106.)

Title
     Prior to due presentment of an August 2002 Indenture security for registration of transfer, Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name any August 2002 Indenture security is registered as the absolute owner of that security, whether or not such security may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (August 2002 Indenture, Section 308.)
Governing Law
     The August 2002 Indenture and the August 2002 Indenture securities provide that they will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the TIA is applicable and except to the extent that the law of the State of Texas mandatorily governs. (August 2002 Indenture, Section 112.)
Information About the Trustee
     The Trustee under the August 2002 Indenture is The Bank of New York Mellon. The Bank of New York Mellon acts, and may act, as Collateral Agent under the Deed of Trust and as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.
Deed of Trust
Security
     Except as described below under this heading and under “— Securing Additional Obligations,” and subject to the exceptions discussed under “— Release of Collateral,” all Debt Securities and other secured indebtedness of Oncor (other than the transition bonds) issued under the Indentures will be secured equally and ratably, by a lien on all of the Collateral, which consists of our right, title and interest in and to all property, real, personal and mixed, wherever located, including the following property (other than Excepted Property):
•	all real property owned in fee, easements and other interests in real property which are specifically described in the Deed of Trust;

•	all facilities, machinery, equipment and fixtures for the transmission and distribution of electric energy, including, but not limited to, all switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators and all other property used or to be used for any or all of those purposes;

•	all buildings, offices, warehouses, structures or improvements in addition to those referred to or otherwise included in the previous two bullets;

•	all computers, data processing, data storage, data transmission and/or telecommunications facilities, equipment and apparatus necessary for the operation or maintenance of any facilities, machinery, equipment or fixtures described or referred to in the second bullet point above; and

•	all of the property listed above in the process of construction.
     “Excepted Property” means among other things, the following types of property: (1) cash and securities; (2) contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments and chattel paper; (3) all revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, transition property, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments; (4) governmental and other licenses, permits, franchises, consents and allowances; (5) intellectual property rights and other general intangibles; (6) vehicles, movable equipment, aircraft and vessels; (7) all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; (8) materials, supplies, inventory and other personal property consumable in the operation of the Collateral; (9) fuel; (10) tools and equipment; (11) furniture and furnishings; (12) computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures that are part of the Collateral; (13) coal, lignite, ore, gas, oil and other minerals and timber rights; (14) electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; (15) real property and facilities used primarily for the production or gathering of natural gas; (16) leasehold interests; (17) all property which is or has been released from the Deed of Trust; (18) all property located outside of the State of Texas; (19) all property and plants used by us in the generation of electricity; and

(20) all property not acquired or constructed by us for use in our electric transmission and distribution business. (Deed of Trust, Section 1.)
     The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.)
     As described above, the Debt Securities are secured by liens on the Collateral. At December 31, 2010, the net book value of the Collateral was approximately $9.1 billion. The Debt Securities will be secured obligations of Oncor that will rank equally with all our outstanding senior indebtedness that is secured by the Collateral. At December 31, 2010, Oncor had $5.208 billion aggregate principal amount of secured debt outstanding, of which $383 million aggregate principal amount was issued under our revolving credit facility pursuant to the Credit Agreement, and $4.825 billion in aggregate principal amount were senior secured notes and debentures, all of which are secured by the Collateral. Our secured indebtedness does not include the transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, with an outstanding principal balance of $667 million as of December 31, 2010. These transition bonds are not secured by the Collateral.
Permitted Liens
     The lien granted pursuant to the Deed of Trust is subject to permitted liens described in the Indentures and the Credit Agreement. These permitted liens include (1) liens existing at the date of the May 2002 Indenture; (2) liens on property at the time Oncor acquires the property; (3) tax liens and other governmental charges which are not delinquent or which are being contested in good faith; (4) liens incurred or created in connection with or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds; (5) liens securing indebtedness, neither assumed nor guaranteed by Oncor nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Oncor for any substation, transmission line, transportation line, distribution line, right of way or similar purpose; (6) mechanics’ and materialmen’s liens; (7) certain leases and leasehold interests; (8) rights reserved to or vested in government authorities; (9) rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of persons other than Oncor arising out of agreements relating to the common ownership or joint use of the property; (10) liens on the interests of persons other than us in our property; (11) liens which have been bonded or for which other security arrangements have been made; (12) purchase money liens and liens related to the acquisition of property; (13) liens which secure obligations under the Indentures equally and ratably with other secured obligations of Oncor; (14) liens on our property to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of our net tangible assets or 10% of our capitalization; (15) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of Oncor; (16) rights reserved to or vested in any municipality or public authority to use, control or regulate any property of Oncor; (17) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit; (18) any controls, liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel; (19) certain judgment liens; (20) any lien arising by reason of deposits with or giving of any form of security to any governmental entity as a condition to the transaction of any business or the exercise of any privilege or license; (21) any landlords’ lien on fixtures or movable property so long as the rent secured thereby is not in default and (22) certain easements, licenses, restrictions, defects, irregularities and certain deficiencies in titles.
     The Indentures provide that the Trustee will have a lien, prior to the lien on behalf of the holders of the Debt Securities, upon the Collateral for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Indentures, Section 1007.)
Excepted Property
     The Collateral does not include Excepted Property. The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.) However, property that is released from the Deed of Trust will not become subject to the lien of the Deed of Trust unless and until we execute an amendment to the Deed of Trust subjecting that property to such lien.
Release of Collateral
     Unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, we may obtain the release from the lien of the Deed of Trust of any part of the Collateral, or any interest in the Collateral, other than cash held by the Collateral Agent under the Deed of Trust (the

Collateral Agent), upon delivery to the Collateral Agent of an amount in cash equal to the amount, if any, by which the fair value (as determined under the Deed of Trust) of the Collateral exceeds the aggregate of:
•	an amount equal to the aggregate principal amount of any obligations secured by a purchase money lien delivered to the Collateral Agent, to be held as part of the Collateral, subject to the limitations in the Deed of Trust;

•	an amount equal to the cost (as determined under the Deed of Trust) or fair value to us (whichever is less), after making any deductions and any Property Additions (as defined in the Deed of Trust) not constituting Funded Property (as defined in the Deed of Trust), except that such deductions and additions need not be made if the Property Additions were acquired or made within the 90-day period preceding the release;

•	an amount equal to 23/20 of an aggregate principal amount of additional obligations that we elect to secure under the Deed of Trust; provided that we waive the right to secure the additional obligations and any Available Bond Credits (as defined below) which were the basis of the right to secure such amount of those additional obligations will be deemed to have been made the basis of such release of property;

•	an amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money lien that, in either case, is evidenced to the Collateral Agent by a certificate of the trustee or other holder of a lien prior to the lien of the Deed of Trust to have been received by such trustee or other holder in accordance with the provisions of the lien in consideration for the release of such property or any part thereof from such lien, all subject to the limitations set forth in the Deed of Trust; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (Deed of Trust, Section 20.2.)
     Unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, Collateral which is not Funded Property (as defined in the Deed of Trust) may generally be released from the lien of the Deed of Trust without depositing any cash or property with the Collateral Agent as long as (1) the aggregate amount of cost or fair value to us (whichever is less) of all property which does not constitute Funded Property (excluding the property to be released) after certain deductions and additions, including adjustments to offset property retirements, is not less than zero or (2) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release. (Deed of Trust, Section 20.3.)
     The Deed of Trust provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property without any release or consent by the Collateral Agent. Under the Deed of Trust, a property is considered minor if the aggregate fair value of such property on any date in a given calendar year, together with all other minor properties released in the calendar year, does not exceed the greater of (1) $10 million, or (2) 3% of the then outstanding aggregate principal amount of the obligations secured by the Deed of Trust. (Deed of Trust, Sections 20.1, 20.4 and 20.5.)
     If we retain an interest in any property released from the lien granted under the Deed of Trust, the Deed of Trust will not become a lien on the property or an interest in the property or any improvements, extensions or additions to the property or renewals, replacements or substitutions of or for the property or any part or parts thereof unless we execute and deliver to the Collateral Agent an amendment of the Deed of Trust containing a grant, conveyance, transfer and mortgage thereof. (Deed of Trust, Section 20.9.)
Withdrawal or Other Application of Funded Cash; Purchase Money Obligations
     Except as otherwise provided in the Deed of Trust, unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, any Funded Cash held by the Collateral Agent, and any other cash which is required to be withdrawn, used or applied as provided below, may (1) be withdrawn by us (i) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal); (ii) in an amount equal to the aggregate principal amount of additional obligations we would be entitled to secure; and (iii) in an amount equal to the aggregate principal amount of outstanding obligations delivered to the Collateral Agent; (2) upon our request, be used by the Collateral Agent for the purchase or payment of obligations as directed or approved by us; and (3) be applied by the Collateral Agent to the payment at maturity or redemption of obligations. (Deed of Trust, Section 21.)
Securing Additional Obligations
     The Collateral Agent will permit securing with Collateral additional obligations that Oncor elects to secure under the Deed of Trust, at one time or from time-to-time in accordance with the following:
•	Additional obligations may be secured on the basis of Property Additions (which do not constitute Funded Property) in a principal amount not exceeding 85% of the cost or the fair value to Oncor of the Property Additions (whichever is less) after making certain deductions and additions described in the Deed of Trust;

•	Additional obligations may be secured on the basis of, and in an aggregate principal amount not exceeding the aggregate principal amount of, Available Bond Credits; and

•	Additional obligations may be secured on the basis of, and in an aggregate principal not exceeding the amount of, any cash deposited with the Collateral Agent for such purpose.
     Any withdrawal of cash under the last bullet above will operate as a waiver by us of our right to secure the obligations on which it is based, and those obligations may not be secured by the Deed of Trust. Any Property Additions which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. Any Available Bond Credits which have been made the basis of any such right to secure additional obligations that Oncor elects to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. (Deed of Trust, Section 22.)
     “Available Bond Credits” equaled approximately $1.386 billion as of December 31, 2010. Available Bond Credits will be (1) increased by the principal amount of obligations (other than obligations secured by the Deed of Trust) paid, retired or cancelled or for the payment of which money has been deposited with the applicable secured party representative, and (2) decreased by the principal amount of additional obligations that Oncor elects to secure under the Deed of Trust pursuant to provisions described under this heading.
     The amount of additional potential indebtedness that could be secured by Property Additions, subject to appraisal and a certification process of such Property Additions, was $1.161 billion as of December 31, 2010.
Event of Default Remedies
     If an event of default under the Deed of Trust occurs and is continuing, the Collateral Agent will, at the direction of the applicable secured party, proceed to protect and enforce its rights and the rights of the secured parties by such judicial proceedings as the applicable secured party designates to protect and enforce any such rights. Upon the occurrence and during the continuance of any event of default under the Deed of Trust and subject to any applicable grace, notice and cure provision of the Credit Agreement, the August 2002 Indenture or the May 2002 Indenture, on the direction of the applicable secured party, the Collateral Agent will, at the direction of the applicable secured party, sell all, but not less than all of the Collateral in accordance with the procedures set forth in the Deed of Trust. In the event of any breach of the covenants, agreements, terms or conditions of the Deed of Trust, the Collateral Agent, to the extent permitted by applicable law and principles of equity, will be entitled to enjoin such breach and obtain specific performance of any such covenant, agreement, term or condition and the Collateral Agent will have the right to invoke any equitable right or remedy as though other remedies were not provided for in the Deed of Trust. (Deed of Trust, Section 23.)
     If an event of default under the Deed of Trust has occurred and, during the continuance of such event of default, the Collateral Agent has commenced judicial proceedings to enforce any right under the Deed of Trust, then the Collateral Agent will, to the extent permitted by law, be entitled, as against Oncor, to the appointment of a receiver of the Collateral and subject to the rights, if any, of others to receive collections from former, present or future customers of the rents, issues, profits, revenues and other income thereof, and whether or not any receiver is appointed, the Collateral Agent will be entitled to possession and control of, and to collect and receive the income from cash, securities and other personal property held by the Collateral Agent under the Deed of Trust and to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Deed of Trust, Section 24.)

BOOK-ENTRY SETTLEMENT AND CLEARANCE
     The securities are represented by one or more global certificates in registered form without interest coupons (collectively, the global certificates). The global certificates have been deposited with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
     Except as set forth below, the global certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global certificates may not be exchanged for definitive certificates in registered certificated form (certificated securities) except in the limited circumstances described below. See “—Exchange of Global Certificates for Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the global certificates will not be entitled to receive physical delivery of notes in certificated form.
     Transfers of beneficial interests in the global certificates will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear), and Clearstream Banking, Société Anonyme (Clearstream, Luxembourg), which may change from time to time.
Depository Procedures
     The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
     DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (Exchange Act). DTC was created to hold securities for its participating organizations (collectively, Participants) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the placement agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, Indirect Participants). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
     DTC has also advised us that, pursuant to procedures established by it:
•	DTC will credit portions of the principal amount of the global certificates to the accounts of the Participants; and

•	ownership of these interests in the global certificates will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global certificates).
     Investors in the global certificates who are Participants may hold their interests therein directly through DTC. Investors in the global certificates who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. All interests in a global certificate, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global certificate to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interests in the global certificates will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indentures for any purpose.
     Payments in respect of the principal of, and interest and premium on, a global certificate registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, we and the Trustee will treat the persons in whose names the securities, including the global certificates, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:
•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global certificates or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global certificates; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or the Trustee. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the securities, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
     Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.
     Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global certificate from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.
     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global certificates and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the securities, DTC reserves the right to exchange the global certificates for legended notes in certificated form and to distribute such notes to its Participants.
     Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global certificates among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Certificates for Certificated Securities
     A global certificate is exchangeable for certificated securities if DTC is unwilling or unable to continue as depositary for the global certificates and a successor depositary is not appointed by us within 90 days. Certificated securities delivered in exchange for any global certificate or beneficial interests in global certificates will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment
     We will make payments in respect of the securities represented by the global certificates (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The securities represented by the global certificates are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.
     Because of time-zone differences, credits of interests in the global certificates received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such global certificates settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the global certificates by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion summarizes the material US federal income tax and, in the case of non-US holders (as defined below) estate tax consequences of the ownership and disposition of the securities by a beneficial holder of the securities who holds the securities as capital assets within the meaning of section 1221 of the Code. This discussion is based upon the Code, existing and proposed US Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We cannot assure you that the Internal Revenue Service (IRS) will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the US federal tax consequences of purchasing, owning or disposing of the securities.
     This discussion does not address all US federal tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, dealers in securities, brokers, traders in securities that elect to mark-to-market their securities, persons who hold the securities through partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, US expatriates, US holders (as defined below) whose “functional currency” for US tax purposes is not the US dollar or persons who hold the securities as part of a hedge, conversion transaction, straddle or other integrated transaction. This discussion also does not address US federal estate or gift tax consequences, except as discussed below for non-US holders, or the tax considerations arising under the laws of any state, local or foreign jurisdiction or under any applicable tax treaties.
     This discussion is for general purposes only. It is not written to be, and it should not be construed to be, tax or legal advice to any holder. You should consult your own tax advisor as to the particular tax consequences to you of the purchase, ownership and disposition of the securities, including the effect and applicability of state, local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.
     As used herein, the term “US holder” means a beneficial owner of a security that is, for US federal income tax purposes:
•	an individual US citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for US federal income tax purposes, that was created or organized in or under the laws of the US, any state thereof or the District of Columbia;

•	an estate the income of which is subject to US federal income taxation regardless of its source; or

•	a trust, if (1) a court within the US can exercise primary supervision over the trust and one or more US persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and elected to be treated as a US person.
     As used herein, the term “non-US holder” means a beneficial owner of a security that is neither a partnership for US federal income tax purposes nor a US holder.
     If a partnership (including an entity taxable as a partnership for US federal income tax purposes) holds securities, the tax treatment of the partnership and a partner in such partnership generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partnership holding securities, or a partner in such a partnership, you should consult your own tax advisor regarding the tax consequences associated with the purchase, ownership and disposition of the securities.
US Holders
Payment of Interest
     Interest paid on securities generally will be taxable to a US holder as ordinary interest income at the time it accrues or is received in accordance with the US holder’s method of accounting for US federal income tax purposes.
Additional Payments on the Securities
     We may be required to pay additional amounts in certain circumstances described above under the headings “Description of the Securities — May 2002 Indenture — Optional Redemption” and “Description of the Securities — August 2002

Indenture — Optional Redemption.” Because we believe that the likelihood that we will make any such additional payments on the securities is remote or that another exception applies, we intend to take the position that the securities will not be treated as contingent payment debt instruments. Assuming our position is respected, a US holder would be required to include in income such additional amounts at the time payments are received or accrued, in accordance with such US holder’s method of accounting for US federal income tax purposes.
     Our determination that the securities are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the securities were treated as contingent payment debt instruments, US holders would be required, among other things, to accrue interest income at a higher rate than the stated interest rate on the securities and treat as ordinary income, rather than capital gain, any gain recognized on a sale or other taxable disposition of the securities. Our determination that the securities are not contingent payment debt instruments is binding on US holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable US Treasury Regulations.
     The remainder of this discussion assumes that the securities will not be treated as contingent payment debt instruments. Holders of the securities are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the securities.
     Market Discount
     A US holder that acquires securities at a “market discount,” that is, at a price less than the securities’ stated redemption price at maturity (generally, the sum of all payments required under securities other than payments of stated interest), may be affected by the market discount rules of the Code. Subject to a de minimis exception, the market discount rules generally require a US holder who acquires securities at a market discount to treat any principal payment on the securities and any gain recognized on any disposition of the securities as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of the principal payment or the disposition of the securities. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of securities as of the time of acquisition, or, at the election of the holder, on a constant yield basis. An election to apply the constant yield method applies only to the securities with respect to which it is made and it may not be revoked.
     A US holder of the securities acquired at a market discount also may elect to include the market discount in income as it accrues, rather than deferring the income inclusion until the time of a principal payment or the disposition of the securities. If a US holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on the securities or the disposition of the securities would not apply, and the holder’s tax basis in the securities would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the US holder on or after the first day of the first taxable year to which the election applies and could not be revoked without the consent of the IRS.
     A US holder may be required to defer until maturity of the securities (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry the securities with market discount, unless the holder elects to include market discount in income on a current basis.
     Amortizable Bond Premium
     If a US holder acquires the securities for a price that exceeds the securities’ stated redemption price at maturity, the US holder generally will be considered to have acquired the securities with “amortizable bond premium.” A US holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the holder’s interest income on the securities. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess is allowed as a deduction for that year but only to the extent of the holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the securities. The premium on the securities held by a US holder that does not make the amortization election will decrease the gain or increase the loss otherwise recognizable on the disposition of the securities. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.
     Sale, Redemption or Other Taxable Disposition of the Securities
     Upon the sale, redemption or other taxable disposition of the securities, a US holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and such US holder’s adjusted tax basis in the securities. A US holder’s adjusted tax basis in the securities generally will be its cost, increased by any market discount previously included in income and reduced by any amortized bond premium. Except as discussed above with respect to market discount, gain or loss recognized on the sale, retirement or other taxable disposition of the securities will be long-term capital gain or loss if the holder held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.
     Backup Withholding and Information Reporting for US Holders
     A backup withholding tax (currently at a rate of 28%) and information reporting requirements apply in the case of certain US holders (not including corporations and other exempt recipients) to certain payments of principal and interest on the securities, and of the proceeds from the sale or redemption of the securities. Backup withholding applies if a holder fails to provide certain identifying information (such as a taxpayer identification number), has been notified by the IRS that it is subject to backup withholding for failing to report interest income in full or fails to meet certain certification requirements. An individual’s taxpayer identification number is generally the individual’s Social Security number. Any amount withheld from a payment to a US holder under the backup withholding rules will be allowed as a credit against the holder’s US federal income tax liability and may entitle the holder to a refund, provided the required information is properly and timely submitted to the IRS.
     Additional Tax on Net Investment Income
     Beginning in 2013, individuals (other than nonresident alien individuals), estates and trusts may be subject to an additional 3.8% federal tax on, among other things, interest and capital gains from the sale or other disposition of the securities if their modified adjusted gross income exceeds certain threshold amounts. The income thresholds range from $125,000 for married individuals filing separately to $250,000 for married individuals filing jointly. Holders of securities should consult their own tax advisors regarding the effect, if any, of this new tax on their ownership and disposition of the securities.
Non-US Holders
     US Federal Withholding Tax
     The 30% US federal withholding tax will not apply to any payment of interest on the securities provided that:
•	the non-US holder does not actually or constructively own 10% or more of the capital or profits interests in us within the meaning of the Code and the US Treasury Regulations;

•	the non-US holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-US holder is not a bank whose receipt of interest on the securities is pursuant to a loan agreement entered into in the ordinary course of business;

•	the non-US holder conducts a trade or business in the US and the interest paid on the securities is effectively connected with its conduct of a US trade or business (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment);

•	the securities remain in registered form (See “Book-Entry Settlement and Clearance — Exchange of Global Certificates for Certificated Securities”); and

•	the non-US holder satisfies the certification requirements described below.
     To be exempt from the withholding tax, either:
     (1) the non-US holder must certify under penalties of perjury on IRS Form W-8BEN that it is not a US person and the non-US holder must provide its name, address and US taxpayer identification number, if any;
     (2) a securities clearing organization, bank or other financial institution holding the securities on the non-US holder’s behalf must certify, under penalties of perjury, that it has received a properly executed IRS Form W-8BEN from the non-US holder and it must provide us with a copy; or

     (3) the non-US holder must hold its securities through a “qualified intermediary,” and the qualified intermediary must have sufficient information in its files indicating that the non-US holder is not a US holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-US branch or office and has signed an agreement with the IRS providing that it will administer all or part of the US tax withholding rules under specified procedures.
     If the requirements described above are not satisfied, payments of interest made to the non-US holder will be subject to the 30% US federal withholding tax, unless the non-US holder provides us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or a reduction of withholding under an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the securities is not subject to the withholding tax because it is effectively connected with the non-US holder’s conduct of a trade or business in the US (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment).
     US Federal Income Tax
     If a non-US holder is engaged in a trade or business in the US and interest on the securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment), the non-US holder will be subject to US federal income tax on the interest on a net basis at the regular graduated US federal income tax rates in the same general manner as if it was a US person and the 30% withholding tax will not apply provided that the appropriate certification is furnished (as described above). In addition, if a non-US holder is a corporation for US federal income tax purposes, it may be subject to an additional branch profits tax equal to 30% (subject to any exemption or lower rate that may be specified by an applicable tax treaty) of its earnings and profits, including earnings and profits from an investment in the securities, that are effectively connected with the non-US holder’s conduct of a trade or business in the US (and, if required by an applicable income tax treaty, are also attributable to a US permanent establishment, subject to certain adjustments).
     Sale, Redemption or Other Taxable Disposition of the Securities
     Any gain realized on the sale, redemption or other taxable disposition of the securities generally will not be subject to US federal income tax unless:
•	that gain is effectively connected with a non-US holder’s conduct of a trade or business in the US (and, if required by an applicable income tax treaty, is also attributable to a US permanent establishment); or

•	the non-US holder is an individual who is present in the US for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the non-US holder will be taxed at a flat 30% rate on its net US source capital gain.
     Backup Withholding and Information Reporting for Non-US Holders
     Payments to non-US holders of interest on the securities and amounts withheld from such payments, if any, generally will be reported to the IRS and the non-US holders. Backup withholding at the applicable rate (currently 28%) will not apply to payments of principal and interest on the securities if a non-US holder provides us a properly executed IRS Form W-8BEN as described above (or it otherwise qualifies for an exemption) provided that neither we nor our agent know or have reason to know that the non-US holder is a US person or that the conditions of any other exemptions are not in fact satisfied.
     The payment of the proceeds of the disposition of securities to or through the US office of a US or foreign broker will be subject to information reporting and backup withholding unless a non-US holder timely provides the IRS Forms described above or it otherwise qualifies for an exemption. The proceeds of a disposition effected outside the US by a non-US holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting unless certain limited exceptions apply. Copies of the information returns reporting payments to a non-US holder may also be made available to the tax authorities in the country in which the non-US holder resides under the provisions of an applicable income tax treaty or tax information sharing agreement.
     Any amount withheld under the backup withholding rules is allowable as a refund or credit against the non-US holder’s US federal income tax liability, if any, provided that the required information or appropriate claim for refund is properly and timely submitted to the IRS.

     US Federal Estate Tax
     The securities held at the time of death by an individual who is not a citizen or resident of the US (as specially defined for US estate tax purposes) will not be subject to US estate tax, provided that the individual does not actually or constructively own 10% of more of the capital or profits interests in us and income on the securities is not effectively connected with the conduct of a trade or business in the US.
SUMMARY OF MATERIAL ERISA CONSIDERATIONS
     The following is a summary of material considerations associated with an investment in the securities by employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; or plans that are subject to provisions under any other federal, state, local, non-US or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws); and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements (each, a Plan).
General Fiduciary Matters
     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and its fiduciaries or other interested parties.
     In considering an investment in the securities with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of securities by an ERISA Plan with respect to which we or the Market Maker are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the acquisition and holding of the securities are the US Department of Labor prohibited transaction class exemption (PTCE) 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan, and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan, or a relationship to such a service provider, provided that neither the party in interest/disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than (or, if applicable, receives no less than) adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.
     Because of the foregoing, the securities should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a nonexempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation
     By acceptance of any of the securities or any interest therein, each acquirer and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire or hold the securities or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the securities or any interest therein by such acquirer or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.
     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such transactions and whether an exemption from any restrictions thereunder would be applicable to the acquisition and holding of the securities.
PLAN OF DISTRIBUTION
     This prospectus is to be used by the Market Maker and its affiliates in connection with offers and sales of the securities in market-making transactions in the secondary market effected from time to time.
     The Market Maker and its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.
     The Market Maker and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the Market Maker and its affiliates have provided, and may in the future provide from time to time, investment banking and commercial banking services and financial advisory services to us for which they have in the past received, and may in the future receive, customary fees. In addition, the Market Maker and certain of its affiliates have provided, and may in the future provide from time to time, certain investment banking and commercial banking services and financial advisory services for certain of our affiliates and for the members of the Sponsor Group and certain of their affiliates, for which they have received, or will receive, customary fees. In the ordinary course of their various businesses, the Market Maker and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The Market Maker and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
     The Market Maker is one of the members of the Sponsor Group. The Sponsor Group indirectly owns 80.03% of our outstanding equity interests through Oncor Holdings, which is a wholly-owned indirect subsidiary of EFH Corp. An affiliate of the Market Maker owns a significant membership interest of the general partner of Texas Holdings, the parent of EFH Corp., as well as a limited partnership interest in Texas Holdings. Pursuant to our amended and restated limited liability agreement, the Sponsor Group has the right to designate two individuals to serve on our Board of Directors. Thomas D. Ferguson, an employee of the Market Maker and Jeffrey Liaw, who serves in the energy and industrial investing practice of TPG Capital, L.P., are currently directors of Oncor appointed by the Sponsor Group. Each of Scott Lebovitz, Kenneth Pontarelli and Thomas D. Ferguson, who are members of EFH Corp.’s board of directors, are employees of the Market Maker or its affiliates. Mr. Pontarelli is also a member of the board of managers of Energy Future Intermediate Holdings Company LLC, the direct parent of Oncor Holdings.
     An affiliate of the Market Maker is a co-documentation agent, joint lead arranger and joint lead bookrunner for, and a lender under, our revolving credit facility. The Market Maker acted as joint book running manager and initial purchaser in connection with the private placement of the 2013 notes, 2018 notes and 2038 notes on September 8, 2008 and received a customary underwriting discount in connection with those transactions. In October 2010, pursuant to an exchange offer, we issued approximately $324 million aggregate principal amount of 5.000% senior secured notes due 2017 in exchange for an equivalent principal amount of our outstanding 6.375% senior secured notes due 2012 and approximately $126 million aggregate principal amount of 5.750% senior secured notes due 2020 in exchange for an equivalent principal amount of our outstanding 5.950% senior secured notes due 2013. The Market Maker served as senior co-dealer manager in that exchange offer and received customary fees in connection with that transaction. The Market Maker and/or its affiliates currently own, and may from time to time trade, the securities for their own accounts in connection with their principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future, the Market Maker and/or its affiliates may, from time to time, own the securities as a result of market-making activities. An affiliate of the Market Maker has been a party to certain interest rate hedging transactions with us in the past and may, from time to time, participate in such transactions with us in the future, and is currently a party to certain commodity transactions with our affiliates.
     We have been advised by the Market Maker that, subject to applicable laws and regulations, the Market Maker or its affiliates currently intend to make a market in the securities. However, the Market Maker is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See “Risk Factors — Risks Related to the Securities — Your ability to transfer the securities may be limited by the absence of an active trading market, and there is no assurance that any active trading market will exist for the securities” and “Risk Factors — Risks Related to the Securities — We will not be required to maintain a current market-making prospectus after September 8, 2018, and as a result your ability to transfer the 2038 notes may be limited after that date.”
     Pursuant to registration rights agreement entered into among us and representatives of the Market Maker, we have agreed to indemnify the Market Maker against certain liabilities under the Securities Act.
     The registration rights agreement also provides that we will bear all expenses in connection with the performance of our obligations under the registration rights agreement relating to the market-making activities of the Market Maker and its affiliates.
LEGAL MATTERS
     The validity and enforceability of the securities has been passed upon for us by Baker & McKenzie LLP, Dallas, Texas.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from Oncor’s Annual Report on Form 10-K, and the effectiveness of Oncor Electric Delivery Company LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
AVAILABLE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.
     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.
     You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INCORPORATION BY REFERENCE
     The SEC allows us to incorporate certain information into this prospectus by reference to other documents that we file with the SEC. This means that we can disclose important information to you for purposes of this prospectus by referring you to other documents that have been filed separately with the SEC.
     We incorporate into this prospectus by reference:
•	our Annual Report on Form 10-K for the year ended December 31, 2010 that we filed with the SEC on February 18, 2011; and

•	our Current Reports on Form 8-K, that we filed with the SEC on January 7 and January 12, 2011.
     Any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K and any other information that is deemed furnished and not filed with the SEC), will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will automatically update and supersede previous information included or incorporated by reference in this prospectus.
     Copies of our filings with the SEC are available free of charge by writing to Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Frwy, Dallas, Texas 75202, Attention: Investor Relations, or by telephoning us at 214-486-2000. Copies of any and all reports or documents that are incorporated by reference in this prospectus may be accessed at our website at http://www.oncor.com by selecting “Investor Information” under the “News” tab. Except as otherwise stated in these reports, the information contained on our website or available by hyperlink from our website is not incorporated into this prospectus or other documents that we file with, or furnish to, the SEC.
     The information incorporated by reference is an important part of this prospectus. You should rely only upon the information provided in this prospectus and the information incorporated into this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ONCOR ELECTRIC DELIVERY COMPANY LLC
$375,595,000 6.375% Senior Secured Notes due 2012
$523,722,000 5.950% Senior Secured Notes due 2013
$500,000,000 6.375% Senior Secured Notes due 2015
$550,000,000 6.800% Senior Secured Notes due 2018
$800,000,000 7.000% Debentures due 2022
$500,000,000 7.000% Senior Secured Notes due 2032
$350,000,000 7.250% Senior Secured Notes due 2033
$300,000,000 7.500% Senior Secured Notes due 2038

Prospectus